Item 1.   Consolidated Financial Statements

Independent Accountants' Report

Condensed Consolidated Balance Sheets at September 30, 1999 (Unaudited) and December 31, 1998
Condensed Consolidated Statements of Operations (Unaudited) for the Three Months and Nine Months ended September 30, 1999 and 1998

Condensed Consolidated Statements of Cash Flows (Unaudited) for the Three Months and Nine Months ended September 30, 1999 and 1998

INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors
Riviera Holdings Corporation

We have reviewed the accompanying condensed consolidated balance sheet of Riviera Holdings Corporation (the "Company") and subsidiaries as of September 30, 1999, and the related condensed consolidated statements of operations and of cash flows for the three months and nine months ended September 30, 1999 and 1998. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Riviera Holdings Corporation as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 19, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1998, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



DELOITTE & TOUCHE LLP

November 1, 1999
Las Vegas, Nevada

RIVIERA HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except share amounts)
                                                                               September 30,     December 31,
                                                                                  1999               1998
                                                                               (Unaudited)
                                                                             ----------------  -----------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                         $39,213            $48,883
   Cash and cash equivalents - restricted                                             18,255
   Short term investments                                                              5,201
   Short term investments - restricted                                                10,251
   Accounts receivable, net                                                            5,524              5,390
   Inventories                                                                         2,601              2,726
   Prepaid expenses and other assets                                                   4,023              4,028
                                                                             ----------------  -----------------
       Total current assets                                                           85,068             61,027


PROPERTY AND EQUIPMENT, NET                                                          196,321            175,622

OTHER ASSETS, NET                                                                     10,363              7,797

RESTRICTED CASH                                                                            3                463
                                                                             ----------------  -----------------

TOTAL ASSETS                                                                        $291,755           $244,909
                                                                             ================  =================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt                                                  $1,024               $363
   Accounts payable                                                                   14,748             11,865
   Accrued interest                                                                    4,107              6,563
   Accrued expenses - other                                                           11,561             10,053
                                                                             ----------------  -----------------
     Total current liabilities                                                        31,440             28,844
                                                                             ----------------  -----------------

Deferred income taxes                                                                  1,540              3,123
                                                                             ----------------  -----------------


Other long-term liabilities                                                            5,482              4,933
                                                                             ----------------  -----------------

LONG-TERM DEBT, NET OF CURRENT PORTION                                               222,638            174,506
                                                                             ----------------  -----------------

COMMITMENTS AND CONTINGENCIES


SHAREHOLDERS' EQUITY:
Common stock ($.001 par value;  20,000,000 shares  authorized;  5,067,676 issued and outstanding at September 30, 1999
and 5,073,376 at December 31, 1998)                                                        5                  5
   Additional paid-in capital                                                         13,446             13,457
   Treasury stock (39,100 shares at September 30, 1999, and
   34,300 shares at December 31, 1998)                                                  (189)              (167)
   Notes receivable from Employee Shareholders                                                               (3)
   Retained earnings                                                                  17,393             20,211
                                                                             ----------------  -----------------
      Total shareholders' equity                                                      30,655             33,503
                                                                             ----------------  -----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $291,755           $244,909
                                                                             ================  =================

See notes to condensed consolidated financial statements

RIVIERA HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
(Unaudited)
(In Thousands, Except Per Share Amounts)                                       Three Months Ended        Nine Months Ended
                                                                                  September 30,            September 30,
                                                                     ---------------------------------------------------------------
                                                                             1999            1998             1999            1998
REVENUES:
  Casino                                                                   $18,654         $19,681          $56,934         $59,160
  Rooms                                                                      8,726           8,948           28,926          29,295
  Food and beverage                                                          6,253           5,999           19,289          18,152
  Entertainment                                                              5,561           5,666           16,629          16,439
  Other                                                                      2,777           2,695            8,558           8,387
                                                                     --------------  --------------   --------------  --------------
                                                                            41,971          42,989          130,336         131,433
   Less promotional allowances                                               3,067           3,512           10,485          10,600
                                                                     --------------  --------------   --------------  --------------
            Net revenues                                                    38,904          39,477          119,851         120,833
                                                                     --------------  --------------   --------------  --------------

COSTS AND EXPENSES:
 Direct costs and expenses of operating departments:
    Casino                                                                  10,523          11,675           33,218          33,998
    Rooms                                                                    5,473           5,182           16,335          15,611
    Food and beverage                                                        4,761           4,478           13,721          13,161
    Entertainment                                                            4,353           4,248           12,733          12,698
    Other                                                                      863             836            2,501           2,494
Other operating expenses:
    General and administrative                                               7,897           7,455           22,242          20,545
    Preopening expenses-Black Hawk, Colorado casino project                     46                              119
    Corporate expense, severance pay                                                           551                              551
    Depreciation and amortization                                            3,550           3,047           10,404           9,037
                                                                     --------------  --------------   --------------  --------------
            Total costs and expenses                                        37,466          37,472          111,273         108,095
                                                                     --------------  --------------   --------------  --------------

INCOME FROM OPERATIONS                                                       1,438           2,005            8,578          12,738
                                                                     --------------  --------------   --------------  --------------

OTHER INCOME (EXPENSE)
Interest expense on $100 million notes                                                                                       (4,642)
Interest on Treasury Bills held to retire $100 million notes                                                                  2,334
Interest expense, other                                                     (6,546)         (4,857)         (16,788)        (14,655)
Interest income, other                                                         899             590            1,598           1,942
Interest capitalized                                                         1,261             764            3,032           1,767
Other, net (primarily Paulson litigation and settlement costs)              (1,524)           (567)          (1,804)         (1,058)
                                                                     --------------  --------------   --------------  --------------
     Total other income (expense)                                           (5,910)         (4,070)         (13,962)        (14,312)
                                                                     --------------  --------------   --------------  --------------

INCOME (LOSS)  BEFORE PROVISION (BENEFIT)
     FOR INCOME TAXES                                                       (4,472)         (2,065)          (5,384)         (1,574)

PROVISION (BENEFIT) FOR INCOME TAXES                                        (2,300)           (686)          (2,566)           (515)
                                                                     --------------  --------------   --------------  --------------

INCOME (LOSS)  BEFORE EXTRAORDINARY ITEM                                    (2,172)         (1,379)          (2,818)         (1,059)

EXTRAORDINARY ITEM, NET OF INCOME TAX OF $1.6 MILLION                                                                        (3,006)
                                                                     --------------  --------------   --------------  --------------

NET INCOME (LOSS)                                                          ($2,172)        ($1,379)         ($2,818)        ($4,065)
                                                                     ==============  ==============   ==============  ==============

Earnings (loss) per share before extraordinary item:
  Basic                                                                    $ (0.43)        $ (0.27)         $ (0.56)        $ (0.21)
  Diluted                                                                  $ (0.43)        $ (0.27)         $ (0.56)        $ (0.21)

Earnings (loss) per share for extraordinary item:
  Basic                                                                                                                     $ (0.60)
  Diluted                                                                                                                   $ (0.60)

Earnings (loss) per share:
  Basic                                                                    $ (0.43)        $ (0.27)         $ (0.56)        $ (0.81)
  Diluted                                                                  $ (0.43)        $ (0.27)         $ (0.56)        $ (0.81)

Weighted average common shares outstanding                               5,067,676       5,107,976        5,068,698       5,016,201

Weighted average common&common equivalent shares                         5,067,676       5,107,976        5,068,698       5,016,201

See notes to condensed consolidated financial statements

 RIVIERA HOLDINGS CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
                                                                              Three Months Ended   Nine Months Ended
                                                                                September 30,          September 30,
                                                                              1999        1998       1999       1998
                                                                         -----------  ---------- ---------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)                                                           ($2,172)    ($1,379)   ($2,818)   ($4,065)
  Adjustments to reconcile net income(loss) to net cash (used in) and provided by operating activities:
    Gain on sale of equipment                                                   (55)                   (55)
    Depreciation and amortization                                             3,550       3,047     10,404      9,038
    Extraordinary item, call premium to defease $100M Bonds                                                     4,624
    Interest income on Tbills to defease $100M Bonds                                                           (2,334)
    Interest expense, $100M Bonds                                                                               4,642
    Interest paid, $100M Bonds                                                                                 (4,614)
    Interest expense, other                                                   6,545       4,857     16,787     14,655
    Interest paid, other                                                     (8,836)     (8,770)   (17,627)   (17,671)
    Capitalized interest on construction projects                            (1,261)       (764)    (3,032)    (1,767)
    Other expense, net (primarily Paulson litigation and settlement)          1,566       1,118      1,919      1,609
    Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable, net                        (1,726)     (1,125)      (134)       211
      Decrease (increase) in inventories                                       (112)        412        124        729
      Decrease (increase) in prepaid expenses
          and other assets                                                     (644)         (7)         5       (335)
      Increase (decrease) in accounts payable                                (4,893)        441     (3,834)    (1,564)
      Increase (decrease) in accrued liabilities                              1,440        (247)       (42)       (84)
      Increase (decrease) in current income taxes payable                                 1,118
      Increase (decrease) in deferred income taxes                           (1,317)       (802)    (1,583)    (2,753)
      Increase in non-qualified pension plan obligation
          to CEO upon retirement                                                274         251        602        736
                                                                         -----------  ---------- ---------- ----------
       Net cash (used in) provided by  operating activities                  (7,641)     (1,849)       716      1,058
                                                                         -----------  ---------- ---------- ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures for property and equipment, Las Vegas, Nevada     (2,373)     (7,236)    (9,017)   (14,868)
      Capital expenditures - Black Hawk, Colorado project                    (9,381)     (2,838)   (22,205)    (6,179)
      Property acquired with accounts payable - primarily Black Hawk, Co.     5,231                  5,558
      Capitalized Interest on construction projects                           1,261         764      3,032      1,767
      Purchase of short term investments                                       (230)         (1)   (15,452)       (33)
      Decrease (increase) Black Hawk, Colorado restricted funds               8,023                (18,255)
      Sale of equipment                                                         174                    174
      Decrease (increase) in other assets                                       212         185     (2,754)       220
                                                                         -----------  ---------- ---------- ----------

       Net cash provided by (used in) investing activities                    2,917      (9,126)   (58,919)   (19,093)
                                                                         -----------  ---------- ---------- ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from US Tbills invested to defease $100M Bonds                                                  108,930
     Payments to defease $100M Bonds with call premium                                                       (104,313)
      Proceeds from long-term borrowings                                      2,515         458     48,780        458
      Payments on long-term borrowings                                          (74)        (94)      (217)      (270)
      Purchase of treasury stock                                                                       (22)
      Net collections, cancellations employee stock purchase plan
      and exercise of employee stock options                                                 (2)        (7)       (52)
                                                                         -----------  ---------- ---------- ----------
        Net cash  provided by  financing activities                           2,441         362     48,534      4,753
                                                                         -----------  ---------- ---------- ----------

INCREASE (DECREASE)  IN CASH AND CASH EQUIVALENTS                           ($2,283)   ($10,613)   ($9,670)  ($13,282)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                              $41,496     $62,691    $48,883    $65,360
                                                                         -----------  ---------- ---------- ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                    $39,213     $52,078    $39,213    $52,078
                                                                         ===========  ========== ========== ==========


See notes to condensed consolidated financial statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Riviera Holdings Corporation (the "Company") and its wholly-owned subsidiary Riviera Operating Corporation ("ROC") were incorporated on January 27, 1993, in order to acquire all assets and liabilities of Riviera, Inc. Casino-Hotel Division on June 30, 1993, pursuant to a plan of reorganization.

In July 1994, management established a new division, Riviera Gaming Management, Inc. ("RGM") for the purpose of obtaining management contracts in Nevada and other jurisdictions. In August 1996, RGM incorporated in the State of Nevada as a wholly owned subsidiary of ROC. In March 1997 Riviera Gaming Management of Colorado was incorporated in the State of Colorado, and in August 1997 Riviera Black Hawk, Inc. was incorporated in the State of Colorado for the purpose of developing a casino in Black Hawk, Colorado.

Nature of Operations

The primary line of business of the Company is the operation of the Riviera Hotel & Casino on the "Strip" in Las Vegas, Nevada, including the operation of a hotel/casino with restaurants and related facilities. The Company is developing a casino in Black Hawk, Colorado. Additionally, the Company manages the Four Queens Hotel/Casino in downtown Las Vegas, Nevada. On September 1, 1999, the Company received notice from Elsinore Corporation that its management contract would be cancelled effective December 30, 1999.

Casino operations are subject to extensive regulation in the State of Nevada by the Gaming Control Board and various other state and local regulatory agencies. Management believes that the Company's procedures for supervising casino operations, for recording casino and other revenues and for granting credit comply, in all material respects, with the applicable regulations.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary ROC and various indirect wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

The financial information at September 30, 1999 and for the three months and nine months ended September 30, 1999 and 1998 is unaudited. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the nine months ended September 30, 1999 and 1998, are not necessarily indicative of the results that will be achieved for the entire year.

These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 1998, included in the Company's Annual Report on Form 10-K/A.



Legal Proceedings

The Company is a party to several routine lawsuits both as plaintiff and as defendant arising from the normal operations of a hotel /casino. Management does not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on the financial position or results of operations of the Company or ROC.

Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall") filed a Complaint against the issuer and its directors (the "Defendants") on September 30, 1999, in the Eighth Judicial District Court, Clark County, Nevada, Case No. A408793 ("Nevada State Court"). Morgens Waterfall also filed an Application for Temporary Restraining Order and Motion for Preliminary Injunction ("TRO") seeking to restrain the issuer from pursuing its Motion for Entry of Settlement Bar Order and Final Judgment, in a litigation in the United States District Court for the Central District of California (Western Division), Case No. 98-2644 ABC (AIJx) (the "Paulson Plaintiffs Litigation"). The issuer filed a Notice of Removal to United States District Court for the District of Nevada, on October 1, 1999.

Morgens Waterfall did not pursue its application for a TRO in the Nevada Federal Court. Instead it sought an order in the California Federal Court staying the issuer's motion. This effort to obtain a stay failed, and the issuer's Motion for Entry of Settlement Bar Order and Final Judgment was granted and a Settlement Bar Order was entered by the California District Court in the Paulson Plaintiffs Litigation on October 28, 1999.

On November 1, 1999, Morgens, Waterfall, Vintiadis & Company, Inc. made a motion to remand its lawsuit to the Nevada State Court. The Defendants intend to oppose such motion.

According to the memorandum filed by Morgens Waterfall in connection with its motion to remand, the Morgens Waterfall complaint alleges "1) direct shareholders' claims against the issuer and its directors for breaches of fiduciary duty, based upon their entering into a discriminatory Settlement Agreement and Bar Order which disadvantages Morgens Waterfall and other minority shareholders for the benefit of certain other shareholders, including director shareholders, and 2) a derivative shareholder's claim against the issuer which seeks to enjoin the corporation from acting in a manner that discriminates between and among its shareholders and is wasteful of corporate assets."

The Defendants believe the Morgens Waterfall complaint is without merit and intend to seek summary judgment at the earliest possible moment.

Copies of the Morgens Waterfall complaint are filed as an exhibit to this Form 10Q.

(See also Note 4 - Paulson Merger, Contingent Value Rights and Related Litigation).

Estimates and Assumptions

The preparation of condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company include estimated useful lives for depreciable and amortizable assets, certain accrued liabilities and the estimated allowance for receivables. Actual results may differ from estimates.

Cash and cash equivalents and short term investments - restricted

Amounts related to the Riviera Black Hawk casino project in Black Hawk, Colorado are restricted in use to that project or for the related 13% First Mortgage Notes interest payments.


Earnings Per Share

Basic per share amounts are computed by dividing net income (loss) by average shares outstanding during the period. Diluted net income per share amounts are computed by dividing net income by average shares outstanding plus the dilutive effect of common share equivalents. However, the effect of stock options outstanding is not included in diluted net loss per share calculations. Since the Company incurred a net loss from continuing operations during the three month and nine month periods ended September 30, 1999 and 1998, diluted per share calculations are based upon average shares outstanding during this period.

Recently Issued Accounting Standards

The Financial Accounting Standards Board recently issued FAS No. 137, `Deferral of FAS 133 Accounting for Derivatives' which delays the implementation of that pronouncement to June 15, 2000. The Company has not determined what effect, if any, that FAS 133 may have on its results of operations


Reclassifications

Certain amounts in the prior periods have been reclassified to conform to the current period presentation.




2.       DEBT

On August 13, 1997, the Company issued 10% First Mortgage Notes ("the 10% Notes") with a principal amount of $175 million. The Notes were issued at a discount in the amount of $2.2 million. The discount is being amortized over the life of the 10% Notes on a straight-line basis. On August 13, 1997, under a contractual defeasance, the Company used part of these proceeds to purchase United States Government Treasury bills ("the Securities") at a cost of $109.8 million which were deposited into an irrevocable trust. The proceeds from these securities, together with interest that was earned by the Securities was used to pay the principal, interest and call premium due on the 11% First Mortgage Notes ("the 11% Notes" or "$100 million notes") on September 1, 1998, the earliest date the 11% Notes could be redeemed. Interest earned from the Securities is included in "Interest income on Treasury Bills held to retire $100 million notes." The interest expense from the 10% Notes is included in "Interest expense, other", and from the 11% Notes is included in "Interest expense on $100 million notes".

The $100 million notes, which were contractually defeased in August 1997, were redeemed on June 1, 1998. The call premium of $4.3 million and unamortized deferred financing costs totaling $300,000 were recorded net of the 35% income tax effect of $1.6 million resulting in an extraordinary loss of $3.0 million.


On June 3, 1999, Riviera Black Hawk, Inc. ("RBH"), a wholly owned subsidiary, closed a $45 million private placement of 13% First Mortgage Notes. The net proceeds of the placement will be used to fund the completion of RBH's casino project in Black Hawk, Colorado. The Company has not guaranteed the $45 million RBH Notes, but has agreed to a "Capital Completion Commitment" of up to $10 million and a "Keep Well" of $5 million per year (or an aggregate limited to $10 million) for the first 3 years of RBH operations to cover if (i) the $5.85 million interest on such Notes is not paid by RBH and (ii) the amount by which RBH cash flow is less than $7.5 million per year.

In April 1999, the Company entered into a $3.0 million capital lease line for 60 months at approximately 8.3% of which $1.2 million was used to date for general equipment purchases.

In July 1999, the Company entered into a $3.5 million equipment financing arrangement for 60 months at approximately 9.1%.


3.       COMMITMENTS

RBH is constructing a casino in Black Hawk, Colorado on a site which was purchased for $15 million in August 1997. As of September 30, 1999 the Company had made $20.0 million in cash contributions to RBH (excluding capitalized interest).

In October 1999, the Company's 100% owned subsidiary, Riviera Black Hawk, Inc. committed to a $11.1 million capital lease line for 60 months at approximately 10.6% for gaming equipment , furniture and fixtures at the Black Hawk, Colorado casino. Management believes that these financial arrangements along with the $45 million First Mortgage Notes will be sufficient to construct and open the casino.

As a result of the scheduled opening of several new Las Vegas Strip properties in 1999 and 2000, an estimated 38,000 jobs must be filled, including approximately 5,000 supervisory positions. Because of the Company's performance and reputation, its employees are prime candidates to fill these positions. In the third quarter of 1998 management instituted an employee retention plan ("the Plan") which covers approximately 85 executive, supervisory and technical support positions and includes a combination of employment contracts, stay put agreements, bonus arrangements and salary adjustments. The period costs associated with the Plan are being accrued as additional payroll costs and included approximately $150,000 in the third quarter of 1999 and $450,000 year to date. The total cost of the Plan is estimated to be approximately $2.0 million over the period July 1, 1998 through June 30, 2001.


4.       PAULSON  MERGER, CONTINGENT VALUE RIGHTS AND RELATED LITIGATION

Riviera Holdings was a defendant in an action commenced on April 9, 1998, by Allen Paulson, R&E Gaming Corp. and other Paulson-controlled entities (collectively, "Paulson") in the United States District Court for the Central District of California. The other defendants in the action include Jefferies & Company, Inc. (the initial Purchaser of the notes), as well as Morgens, Waterfall, Vintiadis & Company, Inc., Keyport Life Insurance Company, Sun America Life Insurance Company and others. Paulson's claims arise from a merger agreement between Riviera Holdings and Paulson which was terminated in the first half of 1998.

The Company entered into a Settlement Agreement, dated as of July 1, 1999 (the "Settlement Agreement"), by and among Allen E. Paulson ("Paulson"), R&E Gaming Corp. ("Gaming"), Riviera Acquisition Sub, Inc. ("RAS"), Elsinore Acquisition Sub, Inc. ("EAS"), and Carlo Corporation ("Carlo," and collectively with Paulson, Gaming, EAS, and RAS, the "Paulson Plaintiffs"), and the Company ("RHC").

On October 8, 1999, the Federal District Court for the Central District of California approved a bar order as part of a settlement of the lawsuit brought by Allen Paulson against the Company. Pursuant to the terms of the Settlement Agreement, the Company purchased 463,655 shares from Mr. Paulson for $7.50 per share. By a letter dated October 13, 1999, the Company's Chairman advised holders of Contingent Value Rights ("CVR's") that they would receive from an escrow established by Mr. Paulson in connection with the aborted Paulson-Riviera merger $2.46 for each CVR. On Friday, October 8, 1999, there were 1,770,000 CVR's outstanding. The Company accrued $1,159,000 for settlement costs as of September 30, 1999, representing the spread between the $7.50 paid to Mr. Paulson for his shares and the $5.00 marker price at July 1, 1999, when the agreement was reached.

5.       SUBSEQUENT EVENTS

On October 14, 1999, the Company agreed to purchase 81,000 of its shares from Sun America, Inc. at $7.50 per share. On October 20, 1999, the Company completed this transaction which reduced Sun America's ownership of the Company below 15% of the Company's outstanding stock to facilitate the licensing by the Colorado Gaming Commission of the Company's subsidiary, Riviera Black Hawk, Inc. After giving effect to such share repurchases in addition to the Paulson repurchase, the Company had 4,523,021 shares of common stock outstanding.

5.  SEGMENT DISCLOSURES

The Company provides Las Vegas-style gaming, amenities and entertainment. The Company's four reportable segments are based upon the type of service provided:
Casino, rooms, food and beverage, and entertainment. The casino segment provides customers with gaming activities through traditional table games and slot machines. The rooms segment provides hotel services. The food and beverage segment provides restaurant and drink services through a variety of themed restaurants and bars. The entertainment segment provides customers with a variety of live Las Vegas-style shows, reviews and concerts. All other segment activity consists of rent income, retail store income, telephone and other activity. Intersegment revenues consist of revenues generated through complimentary sales to customers by the casino segment. The Company evaluates each segment's performance based on segment operating profit. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies



                                                                    Food and   Entertain-
   Three Months ended September 30, 1999       Casino     Rooms     Beverage      ment     All Other    Total

Revenues from external customers                $18,654    $7,888       $4,708     $4,877      $2,777   $38,904
Intersegment revenues                                         838        1,545        684                 3,067
Segment profit (loss)                             8,131     2,415          (53)       524       1,914    12,931

         Three Months ended September 30, 1998

Revenues from external customers                $19,681    $7,931       $4,230     $4,940      $2,695   $39,477
Intersegment revenues                                       1,017        1,769        726                 3,512
Segment profit (loss)                             8,006     2,749         (248)       693       1,859    13,059

         Nine Months ended September 30, 1999

Revenues from external customers                 56,934    26,053       13,798     14,508       8,558  $119,851
Intersegment revenues                                       2,873        5,491      2,121                10,485
Segment profit (loss)                            23,716     9,718           77      1,775       6,057    41,343

         Nine Months ended September 30, 1998

Revenues from external customers                $59,160   $26,229      $12,731    $14,326      $8,387  $120,833
Intersegment revenues                                       3,066        5,421      2,113                10,600
Segment profit (loss)                            25,162    10,618         (430)     1,628       5,893    42,871


Reconciliation of segment profit to consolidated net income before taxes and extraordinary items:

                                                                    Three Months Ended      Nine Months Ended
                                                                      1999        1998       1999       1998
Segment profit                                                          12,931     13,059     $41,343   $42,871
Other operating expenses                                                11,493     11,053      32,765    30,133
Other expense                                                            5,910      4,070      13,962    14,312

Net income (loss) before provision (benefit) for taxes and
extraordinary items                                                    ($4,472)   ($2,065)    ($5,384)  ($1,574)
                                                                       ========   ========    ========  ========

The Company does not market to residents of Las Vegas. Significantly all revenues are derived from patrons visiting the Company from other parts of the United States and other countries. Revenues from a foreign country or region may exceed 10% of all reported segment revenues; however, the Company cannot identify such information based upon the nature of gaming operations.